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                                                                  EXHIBIT 10.4


April 1, 1996


Mr. Fred Bialek
200 Winding Way
Woodside, CA  94062

Dear Fred:

Since your prior consulting agreement terminated April 1, 1996, this will set forth the current terms and conditions of your consulting agreement with Cypress (the "Company").

1) You shall provide consulting services to perform the Company's Board of Directors duties, division and subsidiary duties, and whatever mergers and acquisitions activity that the Company's management asks of you until this agreement is terminated. You are expected to work generally on your own and to employ your own methods and to work the hours and schedule necessary to complete the services. You will do most of your work out of your own office, but when necessary, the Company will provide an office space, other facilities and a phone for your use.

2) You may provide your consulting services to any non-related Company entity with the exception of a direct competitor to the Company.

3) In return for the services listed above and until this agreement is terminated, the Company shall compensate you as follows:

        a) You shall receive the same standard monetary compensation as the outside directors of the Company's Board of Directors.

        b) You shall be granted stock options consistent with those granted to the outside directors of the Company's Board of Directors. You will be granted a nonstatutory option to purchase 20,000 shares on May 29th of each year, exercisable at the fair market value on the date of grant and vesting on a date four years after the date of grant. If the resolution Number 2 put forth to the stockholders for the May 3, 1996, stockholder's meeting is approved, the vesting of these shares will be 5 years at the rate of 20% per year.

        c) You shall receive an annualized fixed retainer for your services of $284,160, payable on the first day of each month.

        d) You shall be reimbursed for your out-of-pocket business expenses for travel, lodging, phone and administrative support upon receipt of invoice.

4) This agreement is valid until April 1, 1997, unless terminated by either party with 30 days written notice. This agreement may be extended for one-year periods (subject to a 30-day right to terminate) only by an Extension to Consulting Agreement in the form of Exhibit A signed by you and Cypress.







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

Fred Bialek
April 1, 1996
Page 2

5) This agreement supersedes all prior consulting agreements, which shall now be deemed terminated.

6) In carrying out services under this agreement, you shall be and act as an independent contractor, and shall be subject to the Company's direction only as to specific areas that the Company desires your services and advice.

Please indicate your acceptance of this agreement by signing a copy and returning it to me.

Sincerely,



     /s/   T.J. RODGERS
------------------------------------
T.J. Rodgers
President and CEO
Cypress Semiconductor Corporation






I accept the terms and conditions of this agreement.


        /s/   FRED B. BIALEK
------------------------------------              ---------------------------
Fred Bialek                                               Dated








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Consulting Agreement - Exhibit A

We agree to extend the Consulting Agreement dated April 1, 1996 for an additional year from April 1, 1997 to April 1, 1998.

Pursuant to the action of the Compensation Committee of the Board of Directors of Cypress at the October 23, 1997 meeting, your annualized fixed retainer in
Section 3b) shall be $290,000.00, effective April 1, 1997.



Cypress Semiconductor Corporation

By:     /s/ EMMANUEL HERNANDEZ
------------------------------------

Dated:
     -------------------------------


Fred Bialek

By:     /s/  FRED B. BIALEK
   ---------------------------------


Dated:
     -------------------------------








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